Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES FIRST QUARTER 2017 RESULTS

- Earnings of $0.06 Per Fully Diluted Share -

- Core FFO of $0.21 Per Fully Diluted Share -

- Leased 200,992 Square Feet of Office and Retail Space -

New York, New York, April 26, 2017 - Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today reported its operational and financial results for the first quarter of 2017.

“We are pleased with our strong first quarter results. Core FFO increased 5.3% from the first quarter of 2016. We continue to consolidate, redevelop and re-lease space to larger, higher credit quality tenants at materially higher rents and create value. During the quarter, we leased over 200,000 square feet which resulted in attractive spreads on both total portfolio and new Manhattan office leases of 44.0% and 22.4%, respectively. We continue to unlock the embedded, de-risked growth within our portfolio and we had a major win when we signed a 43,000 square foot lease with Target for our remaining retail vacancy at 112 West 34th Street, delivering on the promise of our redevelopment there. We are fortunate that we have a vibrant mix of tenants with whom we are in discussion and who are attracted to our modernized spaces within well-located, amenity-rich office buildings,” stated John B. Kessler, Empire State Realty Trust’s President and Chief Operating Officer.

“Easter week fell in the second quarter of 2017 as compared with the first quarter of 2016 and we had very unfavorable weather conditions. Nevertheless, our Observatory revenues declined only 1.4% year-over-year. We believe the liquidity, strength, and flexibility in our balance sheet positions us to fund future growth opportunities and create long-term value for our shareholders,” added Kessler.

First Quarter Highlights

•	Achieved net income attributable to the Company of $0.06 per fully diluted share and Core Funds From Operations (“Core FFO”) of $0.21 per fully diluted share, which includes additional share issuance in August 2016.

•	Occupancy and leased percentages at March 31, 2017:

•	Total portfolio was 88.8% occupied; including signed leases not commenced (“SLNC”), the total portfolio was 89.5% leased.

•	Manhattan office portfolio (excluding the retail component of these properties) was 87.8% occupied; including SLNC, the Manhattan office portfolio was 88.6% leased.

•	Retail portfolio was 94.4% occupied; including SLNC, the retail portfolio was 94.5% leased.

•	Empire State Building was 91.5% occupied; including SLNC, was 91.7% leased.

•	Signed 27 leases, representing 200,992 rentable square feet across the total portfolio, achieving a portfolio-wide 44.0% increase in mark-to-market rent over previous fully escalated rents on new, renewal, and expansion leases.

•	Signed 15 new leases representing 68,163 rentable square feet for the Manhattan office portfolio (excluding the retail component of these properties), achieving an increase of 22.4% in mark-to-market rent over previous fully escalated rents.

•	The Empire State Building Observatory revenue for the first quarter 2017 was $20.9 million compared to $21.2 million in the first quarter 2016.

•	Lease termination fee income, included in other revenues and fees, was $7.9 million.

•	Declared a dividend in the amount of $0.105 per share.

Financial Results for the First Quarter 2017

Net income attributable to common stockholders was $10.0 million, or $0.06 per fully diluted share, compared to $7.4 million, or $0.06 per fully diluted share, in the first quarter of 2016.

Core FFO was $61.3 million, or $0.21 per fully diluted share, compared to $58.2 million, or $0.22 per fully diluted share, in the first quarter of 2016.

Modified FFO was $61.3 million, or $0.21 per fully diluted share, compared to $57.5 million, or $0.22 per fully diluted share, in the first quarter of 2016.

FFO was $59.3 million, or $0.20 per fully diluted share, compared to $55.5 million, or $0.21 per fully diluted share, in the first quarter of 2016.

A reconciliation of net income to FFO, Modified FFO and Core FFO is provided in the tables accompanying this press release.

Portfolio Operations

As of March 31, 2017, the Company’s total portfolio contained 10.1 million rentable square feet of office and retail space. The Company’s occupancy levels fluctuate in certain periods due to the timing lag that exists between the date of tenants’ move out and the date of Company’s completion of redevelopment work for new leases to commence. As of March 31, 2017, the Company’s portfolio was occupied and leased as follows. Leased percentages include signed leases not commenced.

	March 31, 2017	December 31, 2016	March 31, 2016
Percent occupied:
Total portfolio	88.8%	88.1%	88.2%
Total office	88.3%	88.0%	88.0%
Manhattan office	87.8%	86.8%	86.4%
Empire State Building	91.5%	90.5%	89.2%
Retail	94.4%	88.6%	91.4%
Percent leased:
Total portfolio	89.5%	90.2%	89.8%
Total office	89.2%	90.2%	89.5%
Manhattan office	88.6%	89.1%	88.2%
Empire State Building	91.7%	91.8%	90.7%
Retail	94.5%	89.6%	93.4%

Leasing

For the three months ended March 31, 2017, the Company signed 27 new, renewal, and expansion leases within the total portfolio, comprising 200,992 rentable square feet with an average starting rental rate of $61.33 per rentable square foot, representing an increase of 44.0% over the previous fully escalated rent.

On a blended basis, the 26 new, renewal, and expansion office leases signed within the total portfolio during the quarter had an average starting rental rate of $50.81 per rentable square foot, representing an increase of 7.0% over the previous fully escalated rent.

The one new retail lease signed within the total portfolio during the quarter had a starting rental rate of $99.96 per rentable square foot, representing an increase of 306.3% over the previous fully escalated rent.

Leases Signed in the First Quarter 2017 for the Manhattan Office Portfolio

•	15 new leases comprising 68,163 rentable square feet, with an average starting rental rate of $59.82 per rentable square foot, representing an increase of 22.4% over the previous fully escalated rent, and

•	8 renewal leases, comprising 16,997 rentable square feet, with an average starting rental rate of $57.98 per rentable square foot, representing an increase of 16.7% over the previous fully escalated rent.

Significant Leases Executed During the First Quarter 2017

•	At First Stamford Place, the Company signed a new full floor lease, totaling 56,690 rentable square feet, with PartnerRe for a term of 11.4 years.

•	At 112 West 34th Street, the Company signed a new lease, totaling 43,019 rentable square feet, with Target for a term of 20.8 years.

•	At 250 West 57th Street, the Company signed a new full floor lease, totaling 26,104 rentable square feet, with Mount Sinai for a term of 11.0 years.

Empire State Building

The Company continues to renovate and lease the 2.8 million rentable square foot Empire State Building, its flagship property. At March 31, 2017, the Empire State Building was 91.5% occupied; including SLNC, the Empire State Building was 91.7% leased.

During the first quarter 2017, the Company signed six office leases at the Empire State Building, representing 17,108 rentable square feet in the aggregate.

The Observatory revenue for the first quarter 2017 was $20.9 million, compared to $21.2 million in the first quarter 2016. The Observatory hosted approximately 636,000 visitors in the first quarter 2017 compared to 719,000 visitors in the first quarter 2016, a decrease of 11.5%. A portion of this decrease can be attributed to the shift of the Easter weekend to the second quarter in 2017 from the first quarter in 2016. In the first quarter 2017, there were 22 bad weather days, six of which fell on weekend days compared to eight bad weather days, two of which fell on weekend days, in the first quarter 2016. One of the bad weather days was the snowstorm on March 14 which resulted in the closing of public transport and cancelled flights into and out of New York City and two additional days of street, mass transit, and airport disruptions.

Balance Sheet

At March 31, 2017, there was no outstanding balance on the Company’s $1.1 billion unsecured revolving credit facility. The unsecured revolving credit facility has an accordion feature allowing for an additional increase in its maximum aggregate principal balance to $1.25 billion under certain circumstances.

At March 31, 2017, the Company had total debt outstanding of approximately $1.6 billion, with a weighted average interest rate of 4.22% per annum, and a weighted average term to maturity of 4.5 years. As of March 31, 2017, the Company had $336.0 million of debt maturing in 2017 and $262.2 million of debt maturing in 2018. As of March 31, 2017, the Company had cash and cash equivalents of $532.4 million. The Company’s consolidated net debt to total market capitalization was approximately 14.8% as of March 31, 2017, and consolidated net debt to EBITDA was 3.2x.

Dividend

On March 31, 2017, the Company paid a dividend of $0.105 per share for the first quarter 2017 to holders of the Company’s Class A common stock and Class B common stock and to holders of the operating partnership’s Series ES, Series 250 and Series 60 operating partnership units (NYSE Arca: ESBA, FISK and OGCP, respectively) and Series PR operating partnership units. The Company paid a dividend of $0.15 per unit for the first quarter 2017 to holders of the operating partnership’s private perpetual preferred units.

Webcast and Conference Call Details

Empire State Realty Trust, Inc. will host a webcast and conference call, open to the general public, on Thursday, April 27, 2017 at 8:30 am Eastern time.

The webcast will be available in the “Investors” section of the Company’s website at www.empirestaterealtytrust.com. To listen to the live webcast, go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 for domestic callers or 1-201-493-6780 for international callers. A dial-in replay will be available starting shortly after the call until May 4, 2017, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13659619.

The Supplemental Report will be available prior to the conference call in the “Investors” section of the Company’s website, www.empirestaterealtytrust.com.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of March 31, 2017, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut, and two in Westchester County, New York; and approximately 708,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: changes in our industry, the real estate markets, either nationally or in Manhattan or the greater New York metropolitan area;

resolution of legal proceedings involving the company; reduced demand for office or retail space; general volatility of the capital and credit markets and the market price of our Class A common stock and our publicly-traded operating partnership units; changes in our business strategy; changes in technology and market competition which affect utilization of our broadcast or other facilities; changes in domestic or international tourism, including geopolitical events and currency exchange rates; defaults on, early terminations of, or non-renewal of, leases by tenants; fluctuations in interest rates; declining real estate valuations and impairment charges; termination or expiration of our ground leases; our failure to obtain or maintain necessary outside financing, including our unsecured revolving credit facility; our leverage; decreased rental rates or increased vacancy rates; our failure to redevelop and reposition properties successfully or on the anticipated timeline or at the anticipated costs; difficulties in identifying properties to acquire and completing acquisitions; risks of real estate development (including our Metro Tower development site), including the cost of construction delays and cost overruns; impact of changes in governmental regulations, tax law and rates and similar matters; and our failure to qualify as a real estate investment trust, or REIT. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2016, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes after the date of this press release, except as required by applicable law. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Media

Brandy Bergman/Hugh Burns

Sard Verbinnen & Co.

(212) 687-8080

Empire State Realty Trust, Inc.

Condensed Consolidated Statements of Income

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues
Rental revenue	$117,113	$114,908
Tenant expense reimbursement	15,974	18,120
Observatory revenue	20,940	21,181
Third-party management and other fees	351	545
Other revenue and fees	10,576	2,320

Total revenues	164,954	157,074

Operating expenses
Property operating expenses	42,210	39,104
Ground rent expenses	2,331	2,333
General and administrative expenses	11,088	10,918
Observatory expenses	7,255	7,755
Real estate taxes	24,558	23,525
Acquisition expenses	—	98
Depreciation and amortization	40,846	39,227

Total operating expenses	128,288	122,960

Total operating income	36,666	34,114
Other expense
Interest expense	(17,742)	(17,951)
Loss from derivative financial instruments	(247)	—

Income before income taxes	18,677	16,163
Income tax benefit	468	542

Net income	19,145	16,705
Preferred unit distributions	(234)	(234)
Net income attributable to non-controlling interests	(8,926)	(9,043)

Net income attributable to common stockholders	$9,985	$7,428

Total weighted average shares
Basic	156,493	120,778

Diluted	297,962	266,641

Net income per share attributable to common stockholders
Basic	$0.06	$0.06

Diluted	$0.06	$0.06

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations (“FFO”),

Modified Funds From Operations (“Modified FFO”) and Core Funds From Operations (“Core FFO”)

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Net income	$19,145	$16,705
Preferred unit distributions	(234)	(234)
Real estate depreciation and amortization	40,424	39,075

FFO attributable to common stockholders and non-controlling interests	59,335	55,546

Amortization of below-market ground leases	1,958	1,958

Modified FFO attributable to common stockholders and non-controlling interests	61,293	57,504

Prepayment penalty and deferred financing cost write-off	—	552
Acquisition expenses	—	98

Core FFO attributable to common stockholders and non-controlling interests	$61,293	$58,154

Total weighted average shares
Basic	296,388	266,134

Diluted	297,962	266,134

FFO per share
Basic	$0.20	$0.21

Diluted	$0.20	$0.21

Modified FFO per share
Basic	$0.21	$0.22

Diluted	$0.21	$0.22

Core FFO per share
Basic	$0.21	$0.22

Diluted	$0.21	$0.22

Empire State Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	March 31,	December 31,
	2017	2016
Assets
Commercial real estate properties, at cost	$2,501,536	$2,458,629
Less: accumulated depreciation	(581,703)	(556,546)

Commercial real estate properties, net	1,919,833	1,902,083
Cash and cash equivalents	532,442	554,371
Restricted cash	62,464	61,514
Tenant and other receivables	20,580	22,542
Deferred rent receivables	158,005	152,074
Prepaid expenses and other assets	36,815	53,749
Deferred costs, net	270,456	277,081
Acquired below market ground leases, net	374,102	376,060
Goodwill	491,479	491,479

Total assets	$3,866,176	$3,890,953

Liabilities and equity
Mortgage notes payable, net	$754,548	$759,016
Senior unsecured notes, net	591,232	590,388
Unsecured term loan facility, net	263,019	262,927
Unsecured revolving credit facility	—	—
Accounts payable and accrued expenses	125,910	134,064
Acquired below market leases, net	78,246	82,300
Deferred revenue and other liabilities	31,097	32,212
Tenants’ security deposits	47,198	47,183

Total liabilities	1,891,250	1,908,090
Total equity	1,974,926	1,982,863

Total liabilities and equity	$3,866,176	$3,890,953